Exhibit 99.1

DREAMWORKS ANIMATION REPORTS

FOURTH QUARTER AND FULL YEAR 2007 FINANCIAL RESULTS

Glendale, California – February 26, 2008 – DreamWorks Animation SKG, Inc. (NYSE:DWA) today announced financial results for its fourth quarter and full year ended December 31, 2007. In the fourth quarter, the Company reported total revenue of $290.2 million and net income of $94.1 million, or $0.98 per share on a fully diluted basis. These results bring the full year reported revenue for 2007 to a total of $767.2 million and net income of $218.4 million, or $2.17 per share on a fully diluted basis.

For the quarter, Shrek the Third contributed approximately $179.4 million of revenue, driven primarily by its release into the home video market and additional international box office receipts in the period. Through the end of 2007, the title reached approximately 15.6 million units shipped on a worldwide basis, net of actual returns and estimated future returns. Shrek the Third was the second highest-grossing U.S. film in 2007 and has reached approximately $800 million in box office on a worldwide basis, making it the fourth best-performing animated movie of all time.

“Led by the blockbuster performance of Shrek the Third, 2007 became DreamWorks Animation’s most successful year since going public – both financially and at the box office,” stated Jeffrey Katzenberg, CEO of DreamWorks Animation. “Shrek the Third’s success combined with that of our holiday television special, Shrek the Halls, illustrates the value of the franchise strategy around which we have built our business. We look forward to expanding our franchises into new growth vehicles in 2008.”

Additional revenue for the quarter was driven by the Company’s 2006 hit, Over the Hedge, which contributed approximately $13.4 million of revenue for the quarter,

primarily from international pay television as well as its catalogue performance in the home video market. Through the end of 2007, Over the Hedge had reached an estimated 15.0 million units shipped on a worldwide basis, net of actual returns and estimated future returns.

Flushed Away, the Company’s second release of 2006, delivered $8.1 million of revenue, driven largely by sales of home entertainment product. Flushed Away has reached approximately 6.5 million home video units shipped, net of actual returns and estimated future returns, by the end of 2007.

The Company’s 2005 release, Madagascar, delivered $24.0 million of revenue for the quarter, driven primarily by the domestic free television. Wallace and Gromit: Curse of the Were-Rabbit contributed fourth quarter revenue of $1.5 million. Library and other titles, including Shrek the Halls for ABC, contributed $63.8 million of revenue for the fourth quarter.

The Company’s second release of 2007, Bee Movie, has reached approximately $126 million in domestic box office and $159 million in international box office to date. As is typical for a film in the quarter of its theatrical release, Bee Movie remains in an unrecouped position with its distributor and, as a result, did not contribute any significant revenue from its theatrical release. However, the film did contribute approximately $11.7 million in revenue, primarily from consumer products and Paramount cost reimbursements.

“Our fall release, Bee Movie, was a creative success on many levels, and at this time we expect the film to be profitable for DreamWorks Animation,” continued Katzenberg. “Its ultimate success will depend largely on its performance in the home video market, where it is scheduled to be released next month.”

Cost of revenue for the fourth quarter of 2007 equaled $138.1 million while SG&A totaled $26.5 million, including $8.6 million of stock compensation expense. The year over year increase in SG&A is primarily related to higher employee-related costs, including the Company-wide incentive bonus plan and increased stock compensation expense, both of which were impacted by the better performance of our 2007 films.

Results for the quarter also included a tax benefit related to the Company’s tax sharing agreement with a stockholder of approximately $49.4 million, which resulted in a lower effective tax rate. This benefit was offset by a $42.0 million increase in the income tax benefit payable to the stockholder (as shown on the consolidated statement of income before the line item, “income before income taxes”), as per the agreement, resulting in an overall net increase to net income of $7.4 million, or an estimated $0.07 per share on a fully diluted basis.

Looking ahead to 2008, the Company expects full year results to be driven primarily by the release of Kung Fu Panda, which opens domestically on June 6, 2008. The Company expects that a significant portion of its 2008 earnings will occur in the second half of the year after distribution and marketing costs for Kung Fu Panda have been recouped by the Company’s distributor.

The Company’s second film for 2008, the sequel to Madagascar, is set for release on November 7, 2008. However, as is typical for the Company’s fall releases, the Company does not expect it to generate significant revenue for the year.

“While we are certainly excited about the films we have slated for 2008, the overwhelming success of Shrek the Third in 2007 makes it a difficult year over year comparison,” stated Lew Coleman, President and Chief Financial Officer. “However, we look forward to once again delivering on our goal of producing one original film and one sequel this year as we anticipate building on our franchise strategy for the long term.”

The Company also provided an update to its share repurchase program. In 2007, the Company purchased approximately $301 million, or 9.8 million shares, at an average price of $30.68 per share. In addition, the Company received Board authorization for an additional $150 million of share repurchases on December 17, 2007. Since the beginning of 2008, the Company has purchased approximately $50 million, or 2.1 million shares, under this new authorization, at an average price of $23.37. The Company has approximately $100 million remaining under its current program.

In addition to fourth quarter and year end financial results, the Company announced its plans to release Shrek the Musical on Broadway on December 14, 2008 and changes to its theatrical release schedule for 2009 and 2010.

DreamWorks Animation’s first film in “Ultimate” 3-D, Monsters vs. Aliens, is scheduled to be released in the U.S. on March 27, 2009. The Company also announced plans to move its fall 2009 release, How to Train Your Dragon, to March 26, 2010, followed by Shrek Goes Fourth on May 21, 2010 and its planned fall 2010 release, which has a working title of MasterMind, on November 5, 2010.

“Slightly shifting our release schedule gives How to Train Your Dragon access to the maximum number of screens in a less crowded release window,” concluded Katzenberg. “We believe this provides each project with the best possible chance to succeed and is an overall positive for the Company and our shareholders.”

Items related to the earnings release for the fourth quarter of 2007 will be discussed in more detail on the Company’s fourth quarter 2007 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, February 26, 2008, at 4:30 p.m. (ET). Investors can access the call by dialing (877) 209-0397 in the U.S. and (612) 332-0923 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, February 26, 2008. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 909084 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The Company has theatrically released a total of fifteen animated feature films, including Antz, Shrek, Shrek 2, Shark Tale, Madagascar, Over the Hedge, Shrek the Third and Bee Movie. DreamWorks Animation’s newest release, Kung Fu Panda, opens in theaters June 6, 2008.

Contact:

Rich Sullivan

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED**

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Balance Sheets

	December 31,
	2007	2006
	In thousands
Assets
Cash and cash equivalents	$292,489	$506,304
Trade accounts receivable, net of allowance for doubtful accounts	3,470	1,208
Receivable from Paramount, net of reserve for returns and allowance for doubtful accounts	272,647	122,403
Film costs, net	555,891	502,440
Property, plant and equipment, net of accumulated depreciation and amortization	86,772	83,416
Deferred taxes, net	48,664	3,590
Goodwill	34,216	34,216
Prepaid expenses and other assets	33,635	26,892

Total assets	$1,327,784	$1,280,469

Liabilities and Stockholders’ equity
Liabilities
Accounts payable	$3,169	$5,021
Accrued liabilities	107,969	52,516
Payable to stockholder	68,371	6,436
Income taxes payable	31,651	3,173
Deferred revenue and other assets	24,561	57,164
Obligations under capital leases	488	1,335
Bank borrowings and other debt	70,059	118,615

Total liabilities	306,268	244,260
Commitments and contingencies
Minority interest	2,941	2,941
Stockholders’ equity	1,018,575	1,033,268

Total liabilities and stockholders’ equity	$1,327,784	$1,280,469

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Income

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
	(In thousands, except per share amounts)
Revenues	$290,228	$204,276	$767,178	$394,842
Costs of revenues	138,143	219,936	372,295	317,130

Gross profit	152,085	(15,660)	394,883	77,712
Selling, general and administrative expenses	26,507	21,894	103,569	78,830

Operating income (loss)	125,578	(37,554)	291,314	(1,118)
Interest income, net	5,299	6,823	24,523	24,329
Other income, net	1,204	1,533	5,565	5,926
Decrease (increase) in income tax benefit payable to stockholder	(41,959)	38,854	(93,653)	35,090

Income before income taxes	90,122	9,656	227,749	64,227
Provision (benefit) for income taxes	(4,022)	30,990	9,385	49,102

Net income (loss)	$94,144	$(21,334)	$218,364	$15,125

Basic net income (loss) per share	$0.98	$(0.20)	$2.18	$0.15
Diluted net income (loss) per share	$0.98	$(0.20)	$2.17	$0.15
Shares used in computing net income per share
Basic	95,578	103,445	100,083	103,309
Diluted	95,943	103,445	100,469	103,612

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Year ended December 31,
	2007	2006
	In thousands
Operating activities
Net income	$218,364	$15,125
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write off of film costs	351,600	311,410
Stock compensation expense	34,037	24,031
Depreciation and amortization	9,834	7,532
Revenue earned against deferred revenue and other advances	(94,010)	(47,921)
Deferred taxes, net	(40,930)	76,585
Change in operating assets and liabilities:
Trade accounts receivable	(2,261)	8,978
Receivable from/Payable to distributor	(116,917)	(27,079)
Film costs	(406,301)	(281,924)
Prepaid expenses and other assets	(6,426)	2,106
Accounts payable and accrued liabilities	53,351	(4,920)
Payable to stockholder	66,098	(67,353)
Income taxes receivable/payable, net	16,547	11,767
Deferred revenue and other advances	67,097	80,224

Net cash provided by operating activities	150,083	108,561

Investing activities
Purchases of property, plant, equipment	(10,327)	(3,523)
Purchase of other intangible assets	(1,963)	—

Net cash used in investing activities	(12,290)	(3,523)

Financing activities
Payments on capital leases	(847)	(929)
Receipts from exercise of stock options	1,630	892
Excess tax benefits from employee equity awards	2,172	686
Purchase of treasury stock	(304,563)	(3,179)
Paramount signing bonus deemed a contribution from controlling stockholders	—	75,000
Repayment of Universal Studios advance	—	(75,000)
Repayment of HBO debt	(50,000)	—

Net cash used in financing activities	(351,608)	(2,530)

Increase (decrease) in cash and cash equivalents	(213,815)	102,508
Cash and cash equivalents at beginning of year	506,304	403,796

Cash and cash equivalents at end of year	$292,489	$506,304

Supplemental disclosure of cash flow information:
Cash paid (refunded) during the year for income taxes, net	$31,598	$(39,936)

Cash paid during the year for interest, net of amounts capitalized	$123	$273